Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Executive VP & CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Increases Revolving Credit Facility to $1.3 Billion and Extends Maturity to 2019

DENVER—March 20, 2014— MarkWest Energy Partners, L.P. (NYSE: MWE) (“MarkWest”) (the “Partnership”) announced today the completion of an amendment to its senior secured revolving credit facility.  The amendment increases total borrowing capacity to $1.3 billion, extends the maturity by 18 months to March 2019 and expands the existing accordion option from $250 million to $500 million.  The bank syndicate is led by Wells Fargo Securities LLC and RBC Capital Markets who serve as Joint Lead Arrangers and Joint Lead Bookrunners.

“As MarkWest continues to execute our significant growth strategy in the Marcellus and Utica Shales, we are very excited to announce the increase of our liquidity position and strengthening of our financial flexibility by expanding our revolving credit facility,” stated Frank Semple, Chairman, President and Chief Executive Officer.  “We are proud to continue partnering with an exceptional group of lenders who have the resources and capital markets expertise that is essential to support our business.”

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has a leading presence in many unconventional gas plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission (SEC).  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2013. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

Source: MarkWest Energy Partners, L.P.

MarkWest Energy Partners, L.P.

Frank Semple, Chairman, President & CEO

Nancy Buese, Executive VP & CFO

Josh Hallenbeck, VP of Finance & Treasurer

866-858-0482

investorrelations@markwest.com